Exhibit 99.1

FOR MORE INFORMATION, CONTACT:
Ms. Kelly Love, CFA
Director of Investor Relations
Inet Technologies, Inc.
(469) 330-4171

INET TECHNOLOGIES REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

Company Reports Nine Percent Year-over-Year Increase in Revenues

Richardson, Texas – April 20, 2004 – Inet Technologies, Inc. (NASDAQ: INTI), a leading global provider of communications software products that enable communications carriers to more strategically and profitably operate their businesses, today reported financial results for its first quarter ended March 31, 2004.

Revenues for the three months ended March 31, 2004 were $27.2 million versus revenues of $25.0 million in the first quarter of 2003 and $27.3 million in the fourth quarter of 2003.  The Company reported net income of $3.3 million, or $0.08 per diluted share, for the first quarter of 2004, compared to net income of $3.3 million, or $0.08 per diluted share, for the first quarter of 2003 and net income of $3.4 million, or $0.09 per diluted share, for the fourth quarter of 2003.

“The Inet team continues to make progress in executing our strategy,” said Elie Akilian, president and chief executive officer of Inet.  “I am encouraged by our continued success in our chosen markets, the interest in our solutions by current and prospective customers and the pace of deployments of emerging technologies around the world.  We continue to see strong momentum in the mobile data market, and I believe we are positioned well to take advantage of these opportunities.  All of this bodes well for our future.”

 “We are pleased to report solid results for the first quarter of 2004, which were in line with the expectations that we outlined in January,” said Jeff Kupp, chief financial officer of Inet.  “Our financial position continues to be very strong, which gives us flexibility and strategically positions us as we continue to execute our strategy during 2004.”

Financial Guidance

The Company provided the following financial guidance for its second quarter of 2004 and for the year ending December 31, 2004.  The following guidance is based on current expectations.  This guidance is forward-looking and actual results may differ materially.

	Quarter Ending June 30, 2004	Year Ending December 31, 2004

Revenues	$28.0 to $28.4 million	$112 to $117 million
Gross margin	67% to 70%	67% to 71%
Quarterly operating margins	14% to 17%	14% to 22%
EPS	$0.08 to $0.09	$0.36 to $0.38

The wide range in the guidance for quarterly operating margins during 2004 reflects the operating leverage the Company expects to achieve as it begins to grow its revenues throughout 2004.  The Company's annual effective tax rate is currently expected to be 29.5 percent for the year ending December 31, 2004.  This is based on an expected rate of 31 percent for the remainder of the year and the 24 percent rate experienced in the first quarter.  The diluted share count is expected to range from the upper 39 million level to approximately 41 million during the remainder of 2004.

“We are continuing our aggressive pursuit of the mobile data market, which we believe represents a compelling growth opportunity for us,” continued Akilian.  “We are encouraged by the continued adoption, rollout and consumer uptake in GPRS networks and services as well as the growing interest from carriers in UMTS.  I believe Inet is strategically positioned to take advantage of the emerging opportunities in our industry.  Our investment over the past several years continues to pay dividends in the form of the depth of our product offerings and key customer wins.  Investing in our future is critical to ensure that we continue to bring the right products to market at the right time.”

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About Inet Technologies, Inc.

Founded in 1989, Inet Technologies is a global provider of communications software products that enable communications carriers to more strategically and profitably operate their businesses.  Our Unified AssuranceTM Solution and our Diagnostics products help our customers reduce capital and operating expenditures, improve customer acquisition and retention rates, protect and grow revenues, and more quickly and effectively develop products or services.  Using our Unified Assurance Solution products, communications carriers are able to simultaneously manage their voice and data services at the network, service and customer layers to detect network and service problems in real time, enabling proactive identification of specific customers impacted by network or service issues.  Our Diagnostics products assist communications carriers and equipment manufacturers in quickly and cost-effectively designing, deploying and maintaining current- and next-generation networks and network elements.  Inet is headquartered in Richardson, Texas and has approximately 501 employees worldwide.  Inet is an ISO 9001 registered company.  For more information, visit Inet on the Web at www.inet.com.

Inet Technologies and Unified Assurance are trademarks of Inet Technologies, Inc.  All other trademarks or registered trademarks belong to their respective owners.

This release contains forward-looking statements, including statements regarding our business prospects, our anticipated future financial results and the anticipated results of some of our product and operating strategies.  Such forward-looking statements involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are any general economic slowdown, any slowdown in telecommunications spending, consolidations or bankruptcies involving our current or prospective customers, unforeseen changes in anticipated expenses or revenues, delays in implementation of our products, increased competition, any reduction in demand for our products and solutions and other factors detailed in Inet’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the SEC on January 30, 2004.

INET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)

	March 31, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$72,898	$118,527
Short-term investments	99,267	55,034
Trade accounts receivable, net	15,066	10,870
Unbilled receivables	236	146
Inventories	8,957	7,924
Deferred income taxes	1,829	1,628
Other current assets	6,007	5,055
Total current assets	204,260	199,184
Property and equipment, net	10,741	11,330
Deferred income taxes	201	217
Other assets	614	613
Total assets	$215,816	$211,344

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,037	$1,919
Income taxes payable	3,181	2,408
Accrued compensation and benefits	2,593	4,115
Deferred revenues	20,977	21,554
Other accrued liabilities	4,365	3,724
Total current liabilities	33,153	33,720
Commitments and contingencies
Stockholders’ equity:
Common stock	47	47
Additional paid-in capital	78,191	77,866
Unearned compensation	(2,423)	(2,610)
Retained earnings	138,208	134,932
Treasury stock	(31,360)	(32,611)
Total stockholders’ equity	182,663	177,624
Total liabilities and stockholders’ equity	$215,816	$211,344

INET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31,
	2004	2003

Revenues:
Product and license fees	$19,647	$17,518
Services	7,565	7,524
Total revenues	27,212	25,042

Cost of revenues:
Product and license fees	5,227	2,902
Services	3,188	4,167
Total cost of revenues	8,415	7,069

Gross profit	18,797	17,973
Operating expenses:
Research and development	8,126	7,685
Sales and marketing	4,307	3,515
General and administrative	2,261	2,419
	14,694	13,619
Income from operations	4,103	4,354
Other income (expense):
Interest income	369	426
Other income (expense)	(155)	16
	214	442
Income before provision for income taxes	4,317	4,796
Provision for income taxes	1,041	1,541
Net income	$3,276	$3,255

Earnings per common share:
Basic	$0.08	$0.08
Diluted	$0.08	$0.08

Weighted-average shares outstanding:
Basic	39,119	40,395
Diluted	39,788	40,563

INET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three months ended March 31,
	2004	2003

Cash flows from operating activities:
Net income	$3,276	$3,255
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,449	1,803
Amortization of purchase discounts on investments	(205)	—
Stock compensation	187	141
Deferred income taxes	(185)	—
Changes in operating assets and liabilities:
Increase in trade accounts receivable	(4,196)	(1,527)
Increase in unbilled receivables	(90)	(25)
Increase in inventories	(1,033)	(967)
Increase in other assets	(953)	(217)
Increase in accounts payable	118	395
Increase in taxes payable	1,013	1,316
Decrease in accrued compensation and benefits	(1,522)	(1,302)
Increase (decrease) in deferred revenues	(577)	5,688
Increase in other accrued liabilities	641	1,250
Net cash provided by (used in) operating activities	(2,077)	9,810

Cash flows from investing activities:
Purchases of short-term investments	(44,028)	—
Purchases of property and equipment	(860)	(932)
Net cash used in investing activities	(44,888)	(932)

Cash flows from financing activities:
Repurchase of common stock	—	(35,431)
Proceeds from issuance of common stock upon exercise of stock options and purchases under employee stock purchase plan	1,336	616
Net cash provided by (used in) financing activities	1,336	(34,815)

Net decrease in cash and cash equivalents	(45,629)	(25,937)
Cash and cash equivalents at beginning of period	118,527	189,076
Cash and cash equivalents at end of period	$72,898	$163,139

Supplemental disclosure:
Income taxes paid	$48	$155

INET TECHNOLOGIES, INC.

ADDITIONAL FINANCIAL INFORMATION

(Unaudited)

The following table presents additional financial information about Inet Technologies, Inc. for the three months ended March 31, 2004; December 31, 2003; September 30, 2003; June 30, 2003 and March 31, 2003, respectively.

	3/31/04	12/31/03	9/30/03	6/30/03	3/31/03
Total revenues (in 000s)	$27,212 (1)	$27,271	$26,034	$25,472	$25,042

Cash (in 000s)	$72,898	$118,527	$168,742	$162,312	$163,139

Short-term investments (in 000s)	$99,267	$55,034	—	—	—

Days sales outstanding (with unbilled)	51	37	27	50	43

Inventory (in 000s):
Raw materials	$3,430	$3,498	$2,856	$2,765	$3,268
WIP	128	219	90	412	154
Finished goods	5,399	4,207	3,669	3,592	5,003
	$8,957	$7,924	$6,615	$6,769	$8,425

Inventory turns	3.8	4.5	5.1	5.7	3.4

Total employees:	501	483	479	475	472
R&D	254	245	243	242	246
Support/Integration	126	127	124	122	121
Sales and marketing	75	66	69	66	61
General and administrative	46	45	43	45	44

Margins and operating expenses as a % of total revenues:
Gross margin – total	69.1%	67.2%	67.5%	62.2%	71.8%
Gross margin – product & license fees	73.4	69.7	73.9	64.3	83.4
Gross margin – services	57.9	60.5	53.0	57.1	44.6
Research and development	29.9	27.3	28.5	28.5	30.7
Sales and marketing	15.8	16.6	14.9	14.2	14.0
General and administrative	8.3	8.2	9.4	8.1	9.7
Operating income margin	15.1	15.2	14.7	11.4	17.4
Net income margin	12.0	12.4	10.7	8.9	13.0

Operating cash flow (in 000s)	$(2,077)	$5,765	$5,642	$116	$9,810

Capital expenditures (in 000s)	$860	$1,066	$666	$1,322	$932

Common stock outstanding (in 000s)	39,220	38,920	38,722	38,436	38,362

Revenues from international markets:	62%	77%	63%	72%	81%
EMEA	55%	70%	53%	61%	71%
Asia/Pacific	5%	6%	8%	9%	8%
Other	2%	1%	2%	3%	2%

% of total revenues from wireless customers	41%	28%	18%	49%	25%

Top 10 customers as % of total revenues	73%	66%	71%	60%	69%

(1)          During this period, one international fixed-line customer accounted for approximately 18% of total revenues, one international wireless customer accounted for approximately 15% of total revenues, one domestic wireless customer accounted for approximately 11% of total revenues and one domestic fixed-line customer accounted for approximately 11% of total revenues.

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